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                                                                 Exhibit (10) g.


                                  GENESCO INC.

                     MANAGEMENT INCENTIVE COMPENSATION PLAN

                       FISCAL YEAR ENDING JANUARY 31, 1999

1.       PURPOSE.

The purposes of the Genesco Inc. Management Incentive Compensation Plan ("the Plan") are to motivate and reward a greater degree of excellence and teamwork among the senior executives of the Company by providing incentive compensation award opportunities; to provide attractive and competitive total cash compensation opportunities for exceptional corporate and business unit performance; to reinforce the communication and achievement of the mission, objectives and goals of the Company; and to enhance the Company's ability to attract, retain and motivate the highest caliber senior executives The purposes of the Plan shall be carried out by payment to eligible participants of annual incentive cash awards, subject to the terms and conditions of the Plan and the discretion of the Compensation Committee of the board of directors of the Company.

2.       AUTHORIZATION.

On October 28, 1997, the Compensation Committee approved the Plan, which is effective only with respect to the Plan Year.

3.       SELECTION OF PARTICIPANTS.

Participants shall be selected by the Compensation Committee, with the advice of the Chief Executive Officer, from among the full-time management employees of the Company who serve in senior operational, administrative, professional or technical capacities. The Chief Executive Officer shall not be eligible to participate in the Plan.

4.       PARTICIPANTS ADDED DURING PLAN YEAR.

A person selected for participation in the Plan after the beginning of the Plan Year will be eligible to earn a prorated portion of the award the participant might have otherwise earned for a full year's service under the Plan, provided the participant is actively employed as a participant under the Plan for at least 120 days during the Plan Year. The amount of the award, if any, earned by such participant shall be conclusively determined by the Compensation Committee, with the advice of the Chief Executive Officer, based on the number of full months of the Plan Year during which the employee participated in the Plan and on such other criteria as the Compensation Committee deems relevant.


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5.       DISQUALIFICATION FOR UNSATISFACTORY PERFORMANCE.

Any participant whose performance is found to be unsatisfactory or who shall have violated in any material respect the Company's Policy on Ethical Business Conduct shall not be eligible to receive an award under the Plan. Any determination of unsatisfactory performance or of violation of the Company's Policy on Ethical Business Conduct shall be made by the Chief Executive Officer. Participants who are found ineligible due to unsatisfactory performance will be so notified in writing prior to October 31, 1998.

6.       TERMINATION OF EMPLOYMENT.

A participant whose employment is terminated voluntarily or involuntarily, except by reason of death or voluntary retirement, prior to the end of the Plan Year shall not be eligible to receive an award under the Plan. A participant who voluntarily retires or the estate of a participant who dies during the Plan Year will be eligible to receive a prorated portion of the award the participant would have otherwise received for a full year's service under the Plan, provided the participant is actively employed as a participant under the Plan for at least 120 days during the Plan Year. The amount of any award payable to such retired participant or the estate of such deceased participant shall be conclusively determined by the Compensation Committee, with the advice of the Chief Executive Officer, based on the number of full months of the Plan Year during which the retired or deceased employee participated in the Plan and such other criteria as the Compensation Committee may deem relevant. A participant who has received or is receiving severance pay at the end of the Plan Year shall be considered a terminated employee and shall not be eligible to receive an award under the Plan.

7.       AMOUNT OF AWARDS.

Participants are eligible to earn cash awards as specified by the Compensation Committee, which will approve each participant's target award amount.

The amount of the award, if any, earned by each participant shall be based on achievement of EBIT and ASSET goals of a Business Unit or Corporate Staff EBIT and Corporate ASSET goals or Corporate EBIT and Total Asset goals or defined strategic business goals to be approved by the Chief Executive Officer prior to March 30, 1998 and, under certain circumstances specified in this Section 7, overall Corporate EBIT and Total ASSET goals. If the applicable minimum earnings before interest and taxes and asset goals are achieved, then the amount of the award earned by a participant shall be at least 30% of the target award. A participant will be eligible to earn a cash bonus of up to four times the target award. The amount of any award in excess of four times the target award (the "Deferred Amount") shall be payable as follows:


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         One-half the Deferred Amount shall be payable without interest if on the last day of the first fiscal year following the Plan Year the participant has been and remains an employee of the Company.

         The remainder of the Deferred Amount shall be payable without interest if on the last day of the second fiscal year following the Plan Year the participant has been and remains an employee of the Company. Any unpaid portion of the Deferred Amount shall be payable without interest promptly upon the Company's termination of the participant's employment without "Cause" prior to the second anniversary of the last day of the Plan Year, or upon the participant's death or retirement during such period. "Cause" for termination for purposes of this Plan means any act of dishonesty involving the Company, any violation of the Policy on Legal Compliance and Ethical Business Practices as then in effect, any breach of fiduciary duty owed to the Company, persistent or flagrant failure to follow the lawful directives of the board of directors or of the executive to whom the participant reports or conviction of a felony.

Nothing in this Plan (including but not limited to the foregoing definition of Cause) shall in any manner alter the participant's status as an employee at will or limit the Company's right or ability to terminate the participant's employment for any reason or for no reason at all. Upon termination for cause or voluntary termination at the participant's instance, any unpaid portion of the Deferred Amount will be forfeited.

Subject to the limitations set forth in this Section 7, determination of awards payable to participants (i) who are Business Unit Presidents will be based 50% on Business Unit EBIT and ASSET goals ("Unit Goals"), 25% on Corporate EBIT and Total ASSET goals ("Corporate Goals") and 25% on defined personal performance plan strategic business goals ("Performance Plan Goals") agreed upon between the participant and the Chief Executive Officer not later than March 31 of the Plan Year; (ii) who are Business Unit participants will be based 75% on Unit Goals and 25% on Performance Plan Goals; and (iii) who are Corporate staff participants will be based 75% on Corporate Goals or 75% on Corporate Staff EBIT and Corporate Asset goals ("Corporate Staff Goals") and 25% on Performance Plan Goals agreed upon between the participant and the Chief Executive Officer not later than March 31 of the Plan Year.

The applicable Unit Goals, Corporate Goals, and Corporate Staff Goals shall be specified as a range which will serve as the basis for determining the minimum and maximum portion of a participant's award earned based on achievement of such goals.

None of that portion of a participant's award based on achievement of Performance Plan Goals shall be paid, unless some award on the applicable Unit Goals or for corporate staff


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participants, Corporate Goals or Corporate Staff Goals are payable to the participant; except that, upon recommendation of the Chief Executive Officer, the Compensation Committee may approve payment of all or a part of any portion of the award to the participant based on outstanding individual performance or achievement of significant Performance Plan Goals, notwithstanding the failure to achieve the Unit Goals, Corporate Goals, or Corporate Staff Goals. Participants may earn a multiple of the Performance Plan Goals at the same ratio earned for achievement of Unit Goals or Corporate Goals.

Unless otherwise directed by the Compensation Committee, the annual business plan presented to the Company's board of directors for purposes of the Plan shall be the principal factor considered by the Chief Executive Officer in specifying the applicable financial goals. In order to fairly and equitably reward outstanding performance, the Compensation Committee may adjust the operating results of any Business Unit or of the Company for purposes of the Plan to reflect unusual or nonrecurring charges or credits to income, changes in accounting principles and other factors not taken into consideration in establishing the applicable goals.

In the event of a significant change in the responsibilities and duties of a participant during the Plan Year, the Chief Executive Officer shall have the authority, in his sole discretion, to terminate the participant's participation in the Plan, if such change results in diminished responsibilities, or to make such changes as he deems appropriate in (i) the target award the participant is eligible to earn, (ii) the participant's applicable goal(s) and (iii) the period during which the participant's applicable award applies.

8.       PAYMENT OF AWARDS.

Any awards payable under the Plan (including awards with respect to participants who die or voluntarily retire during the Plan Year) other than the Deferred Amount will be made in cash, net of applicable withholding taxes, as soon as reasonably practicable after the end of the Plan Year, but in no event prior to the date on which the Company's audited financial statements for the Plan Year are reviewed by the audit committee of the Company's board of directors. The Deferred Amount will be paid in cash, net of applicable withholding taxes, as soon as reasonably practicable after the date on which it becomes payable.

9.       PLAN ADMINISTRATION.

The Chief Executive Officer shall have final authority to interpret the provisions of the Plan. Interpretations by the Chief Executive Officer which are not patently inconsistent with the express provisions of the Plan shall be conclusive and binding on all participants and their designated beneficiaries. It is the responsibility of the Vice President Human Resources (i) to cause each person selected to participate in the Plan to be furnished with


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a copy of the Plan and to be notified in writing of such selection, the applicable goals and the range of the awards for which the participant is eligible; (ii) to cause the awards to be calculated in accordance with the Plan; and (iii) except to the extent reserved to the Chief Executive Officer or the Compensation Committee hereunder, to administer the Plan consistent with its express provisions.

10.      NON-ASSIGNABILITY.

A participant may not at any time encumber, transfer, pledge or otherwise dispose of or alienate any present or future right or expectancy that the participant may have at any time to receive any payment under the Plan. Any present or future right or expectancy to any such payment is non-assignable and shall not be subject to execution, attachment or similar process.

11.      MISCELLANEOUS.

Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any participant's employment or to change any participant's duties and responsibilities, nor confer upon any participant the right to be selected to participate in any incentive compensation plans for future years. Neither the Chief Executive Officer, the Vice President Human Resources, nor the Compensation Committee shall have any liability for any action taken or determination made under the Plan in good faith.

12.      BINDING ON SUCCESSORS.

The obligations of the Company under the Plan shall be binding upon any organization which shall succeed to all or substantially all of the assets of the Company, and the term Company, whenever used in the Plan, shall mean and include any such organization after the succession. If the subject matter of this Section 12 is covered by a change-in-control agreement or similar agreement which is more favorable to the participant than this Section 12, such other agreement shall govern to the extent applicable and to the extent inconsistent herewith.

13.      DEFINITIONS.

"ASSET" means the average of all the assets employed in a particular Business Unit during the Plan Year as reflected on the Company's books for internal reporting purposes (including capitalized leased rights but excluding cash, land and buildings), reduced by the amount of merchandise accounts payable for purchases of inventory.


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"BUSINESS UNIT" means any of the Company's business units or any combination of two or more of the profit centers which comprise Genesco Inc.

The "CHIEF EXECUTIVE OFFICER" means the chairman, president and chief executive officer of the Company.

The "COMPANY" means Genesco Inc.

The "COMPENSATION COMMITTEE" means the compensation committee of the board of directors of the Company.

"CORPORATE ASSET" means the average of all the assets employed in Company's continuing operations plus corporate staff departments during the Plan Year as reflected on the Company's books for internal reporting purposes (including capitalized leased rights but excluding cash, land and buildings), reduced by the amount of merchandise accounts payable for purchases of inventory.

"CORPORATE EBIT" means net earnings plus interest and taxes of the Company for the Plan Year determined in accordance with generally accepted accounting principles as reported in the audited financial statements of the Company for the Plan Year contained in the Company's report to shareholders for such Plan Year as adjusted for any adjustments to strategic investments/expenditures for the Business Units.

"CORPORATE STAFF EBIT" means pretax earnings of the continuing operations plus interest of the Company for the Plan Year determined in accordance with generally accepted accounting principles as adjusted for any adjustments to strategic investments/expenditures for the Business Units.

"EBIT" of a Business Unit means pretax earnings before interest of such Business Unit as determined for corporate internal reporting purposes decreasing EBIT for strategic investments/expenditures that are below plan and increasing EBIT for strategic investments/expenditures that are approved and that are above plan.

"THE "PLAN" means this Management Incentive Compensation Plan for the Plan Year.

"PLAN YEAR" means the fiscal year of the Company ending January 31, 1999.

"TOTAL ASSET" means the average of all assets less cash and accounts payable of the Company during the Plan Year as reflected on the Company's books for internal reporting purposes.


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The "VICE PRESIDENT HUMAN RESOURCES" means the vice president Human Resources of
Genesco Inc.


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